Exhibit 10.9

July 11, 2007

Timothy Dilley

c/o NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, CA 94403-2511

Re:	Letter Relating to Employment Terms

Dear Mr. Dilley:

This letter is to confirm the terms of your employment with NetSuite Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Severance and Change of Control Agreement dated as of July 1, 2007, between you and the Company (the “Severance Agreement”) and the Confidentiality and Invention Assignment Agreement dated December 6, 2006, between you and the Company (the “Confidentiality Agreement”). The terms set forth below shall be effective as of July 1, 2007 (the “Effective Date”).

1.	Title and Cash Compensation

Your title is, and shall remain, Executive Vice President, Services. In your capacity as Executive Vice President, Services, you will continue to report to the President and CEO. As of the Effective Date, your monthly base salary is $20,833.34 per month or $250,000 on an annualized basis.

2.	Bonus Compensation

In addition to your base salary, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2007, your annual incentive cash bonus shall have a target equal to 20% of your base salary as of the Effective Date. For calendar year 2007, the actual annual cash incentive award payable to you shall be determined to be below, at, or above the target: (a) with respect to 25%, based upon the Company’s achievement level against Company financial and other performance objectives; and (b) with respect to 75%, based upon your achievement of individual objectives. The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in consultation with you and the CEO. For calendar year 2008, your annual incentive cash bonus will have a target equal to $150,000.

Timothy Dilley Offer Letter

July 11, 2007

3.	Equity Awards

The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.

You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

4.	Other Benefits

As an employee, you will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

5.	Additional Terms

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Marty Réaume no later than two days after your receipt of this letter.

Sincerely,

NetSuite Inc.

		By:	/s/ Zachary A. Nelson
Zachary A. Nelson
President and CEO

AGREED:

Signed:	/s/ Timothy Dilley
Timothy Dilley

Dated:	7/16/07